Exhibit 99.2

AXT Announces Pricing of $550 Million Public Offering of Common Stock

4/21/2026

FREMONT, Calif. -- (BUSINESS WIRE) -- AXT, Inc. (NasdaqGS: AXTI) (“AXT” or the “Company”), a leading manufacturer of compound semiconductor wafer substrates, today, announced today the pricing of an underwritten public offering of 8,560,311 shares of common stock at a price to the public of $64.25 per share. The gross proceeds from the offering to the Company are expected to be approximately $550 million, before deducting underwriting discounts and commissions and other offering expenses. In addition, the Company granted the underwriter a 30-day option to purchase up to 1,284,046 additional shares of common stock at the public offering price, less the underwriting discounts (the “Overallotment Option”). If the Overallotment Option is fully exercised, the Company expects to receive aggregate gross proceeds of approximately $632.5 million, before deducting underwriting discounts and commissions and other offering expenses. The offering is expected to close on or about April 22, 2026, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering primarily to financially support our subsidiary Beijing Tongmei Xtal Technology Co., Ltd. in its efforts to increase its capacity to produce indium phosphide substrates for export worldwide, for research and development of new or improved products, and for working capital and for general corporate purposes.

Northland Capital Markets is acting as sole bookrunner for this offering. Needham & Company, B. Riley Securities, Craig-Hallum Capital Group LLC and Wedbush Securities Inc. are acting as co-managers for this offering.

An effective shelf registration statement on Form S-3ASR relating to the securities offered in the public offering described above was filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2026 (File No. 333-295188). The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus, when available, may also be obtained from Northland Capital Markets, 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402, Attention: Heidi Fletcher, by telephone at (612) 851-4918 or by visiting the SEC’s website located at http://www.sec.gov. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at https://investors.axt.com.

Safe Harbor Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements relating to the expected timing of the offering and the satisfaction of customary closing conditions related to the offerings, our intended use of proceeds from the offering and production expansion plans. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Gary Fischer

Chief Financial Officer

(510) 438-4700

Leslie Green

Green Communications Consulting, LLC

leslie@greencommunicationsllc.com